Coldani Appointed to Plumas Bancorp Board

QUINCY, California, November 25, 2013 – The directors of Plumas Bancorp (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank, recently announced the appointment of Steven M. Coldani to the board of Plumas Bancorp and Plumas Bank effective November 20, 2013. Coldani is a licensed real estate broker and the president and owner of Coldani Realty Inc. in Lodi, California; he is also co-owner of Graeagle Associates Realtors in Graeagle, California. In addition, Coldani is a managing member of Coldani Farming, LLC, a diversified farming company producing various row crops such as olives, grapes, and hay; he also raises livestock.

In making the announcement, President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback, remarked, “We are very pleased to have Steve join the Board. His breadth of business experience, management expertise, and outstanding record of leadership will be invaluable to us as we work together to grow the Bank.”

Daniel E. West, Plumas Bancorp and Plumas Bank Chairman of the Board, added, “Steve is an important addition to our board as he has a great deal of experience in the real estate and agriculture industries, both locally and regionally. I have no doubt that he will serve the Board well and provide us with an additional, strong link to the communities we serve.”

“As a Plumas Bank shareholder since the 1980s, I am honored and excited to be able to serve on the board. Plumas Bank has a strong history of supporting the communities it serves and I am looking forward to contributing toward its future growth,” commented Coldani.

Coldani, a California native, has lived in Lodi for 60 years. He is very active in his community and serves as a director of Community Business Bank, Lodi Memorial Hospital Foundation, Inc., and the Lodi District Chamber of Commerce. He is a member of the California Farm Bureau, the Lodi Association of Realtors and the Plumas Association of Realtors; he is also a past director of the California Association of Realtors. Coldani enjoys the great outdoors and spending time with his family.

Plumas Bancorp is the holding company for Plumas Bank (NASDAQ: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Modoc, Shasta, Placer and Nevada. It offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Contact: Elizabeth Kuipers
Vice President, Marketing Manager &
Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
Ph: 530.283.7305 x8912
Fax: 530.283.9665
elizabeth.kuipers@plumasbank.com